EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Fourth Quarter Earnings, Announces Completion of Lease Accounting Review, and Provides Guidance for 2005

Portland, Oregon – (Business Wire) – April 11, 2005 – McCormick & Schmick’s Seafood Restaurants, Inc. (NASDAQ: MSSR) today reported earnings for its fiscal fourth quarter and full year ended December 25, 2004, and that it has completed its review of its accounting treatment for leases.

McCormick & Schmick’s Seafood Restaurants, Inc., like many other companies in the restaurant and retail industries, reviewed its accounting policies for leases, rent commencement, deferred rent, leasehold improvement allowances, and other related items.  This review was prompted in part by a February 7, 2005 letter from the Office of the Chief Accountant of the Securities Exchange Commission (“SEC”) to the American Institute of Certified Public Accountants regarding proper accounting for certain operating lease matters under generally accepted accounting principles (“GAAP”).  As a result, the Company determined that it had incorrectly accounted for certain operating lease transactions under GAAP.  Consequently, it has restated its consolidated financial statements for the fiscal years ended December 27, 2003 and December 28, 2002 and the unaudited consolidated financial statements for the first three quarters of the fiscal year ended December 25, 2004.  The audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for each of these fiscal years and for the fiscal year ended December 25, 2004 reflects the corrections and adjustments resulting from the changes in lease accounting.  The adjustments did not change the Company’s cash and cash equivalents for any of the reported periods.  The attached schedules report the adjustments to the Company’s consolidated financial statements and compare the previously released preliminary operating results to the restated results.

The cumulative effect of the restatement resulted in a reduction of retained earnings of $207,000 as of December 30, 2001, and decreases in net income of $1,182,000 ($0.15 per share) and $750,000 ($0.10 per share) from the amounts previously reported for the fiscal years ended December 27, 2003 and December 28, 2002, respectively.

Highlights for the fourth quarter of 2004 were as follows:

•                  Revenues increased 19.9% to $64.9 million compared to $54.1 million in the fourth quarter of 2003

•                  Comparable restaurant sales increased 3.6%

•                  Net income was $7.6 million compared to a net loss of ($2.4) million in the fourth quarter of 2003

•                  Diluted earnings per share were $0.55 which included a $3.0 million tax benefit, or $0.21 per share, for the fourth quarter of 2004.  Diluted losses per share were ($0.31) which included a $1.5 million tax expense due to establishing a valuation allowance with respect to deferred tax assets, for the fourth quarter of 2003.

•                  Non-GAAP diluted earnings per share increased 166.7% to $0.24, compared to $0.09 in the fourth quarter of 2003 (see schedule titled “Reconciliation of Non-GAAP Measures to GAAP Measures”)

Highlights for fiscal year 2004 were as follows:

•                  Revenues increased 21.4% to $238.8 million compared to $196.7 in fiscal year 2003

•                  Comparable restaurant sales increased 3.8%

•                  Net income was $0.7 million compared to a net loss of ($4.4) million in 2003

•                  Diluted earnings per share were $0.07 which included a $3.7 million tax benefit, or $0.35 per share, for fiscal 2004.  Diluted losses per share were ($0.56) which included a $1.8 million tax expense due to establishing a valuation allowance with respect to deferred tax assets for 2003

•                  Non-GAAP diluted earnings per share increased 13.6% to $0.50, compared to $0.44 in fiscal year 2003 (see schedule titled “Reconciliation of Non-GAAP Measures to GAAP Measures”)

Financial Guidance

The Company expects first quarter 2005 revenues of approximately $60.4 million and a comparable restaurant sales increase of approximately 1.4%.  The Company opened one new restaurant during the first quarter of 2005.  Diluted earnings per share are anticipated to be between $0.10 and $0.11, including approximately $0.02 per diluted share of additional non-cash expenses due to the Company’s changes in accounting for leases.

For fiscal 2005, which encompasses 53 weeks of operations (14 weeks in the fourth quarter), the Company is maintaining its previously announced guidance of revenues between $265.0 million and $270.0 million.  The Company intends to open seven new restaurants in 2005, two of which have already opened, and expects a comparable restaurant sales increase of approximately 2% to 3%.  Diluted earnings per share are anticipated to be between $0.65 and $0.68, including approximately $0.10 per diluted share of additional non-cash expenses due to the Company’s changes in accounting for leases.

The Company’s guidance for fiscal 2005 assumes a 31% effective tax rate, but does not reflect the impact of expensing stock options.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment.  Over the past 33 years, it has successfully grown to 54 restaurants in 23 states by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base – from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our first quarter and fiscal 2005 and the number of restaurants we intend to open in 2005 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

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McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations

 (In thousands, except per share data)

	Thirteen week periods ended		Fifty two week periods ended
	December 25, 2004	December 27, 2003	December 25, 2004	December 27, 2003
		Restated		Restated

Revenues	$64,924	$54,131	$238,757	$196,717
Restaurant operating costs
Food and beverage	18,880	15,877	70,873	57,959
Labor	19,526	16,583	75,081	61,644
Operating	9,639	8,077	35,204	29,244
Occupancy	5,722	4,584	21,401	16,890
Total restaurant operating costs	53,767	45,121	202,559	165,737
General and administrative expenses	3,557	3,686	12,062	9,769
Restaurant pre-opening costs	167	402	2,393	1,219
Depreciation and amortization	2,448	2,643	10,723	9,853
Management fees and covenants not to compete	—	639	4,241	2,550
Impairment of assets	—	1,513	—	1,513
Total costs and expenses	59,939	54,004	231,978	190,641
Operating income	4,985	127	6,779	6,076
Interest expense	314	766	2,680	3,069
Accrued dividends and accretion on mandatorily redeemable preferred stock	—	951	5,759	1,901
Write off of deferred loan costs on early extinguishment of debt	—	2,313	1,288	2,313
Income (loss) before income taxes and accrued dividends and accretion on mandatorily redeemable preferred stock	4,671	(3,903)	(2,948)	(1,207)
Income tax expense (benefit)	(2,973)	(1,503)	(3,651)	1,323
Accrued dividends and accretion on mandatorily redeemable preferred stock	—	—	—	1,832
Net income (loss)	$7,644	$(2,400)	$703	$(4,362)

Net income (loss) per common share
Basic and diluted	$0.55	$(0.31)	$0.07	$(0.56)
Shares used in computing net income (loss) per share
Basic	13,782	7,782	10,387	7,782
Diluted	13,896	7,782	10,416	7,782

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Preliminary Selected Financial Data (1) to Actual Selected Financial Data

(In thousands)

	Thirteen week periods ended			Fifty two week periods ended
	December 25, 2004			December 25, 2004
	Preliminary	Adjustments		Preliminary	Adjustments

Revenues	$64,923	$1	$64,924	$238,757	—	$238,757
Restaurant operating costs
Food and beverage	18,880	—	18,880	70,873	—	70,873
Labor	19,526	—	19,526	75,081	—	75,081
Operating	9,645	(6)	9,639	35,203	1	35,204
Occupancy	5,456	266	5,722	20,236	1,165	21,401
Total restaurant operating costs	53,507	260	53,767	201,393	1,166	202,559
General and administrative expenses	3,551	6	3,557	12,020	42	12,062
Restaurant pre-opening costs	150	17	167	2,233	160	2,393
Depreciation and amortization	2,359	89	2,448	10,470	253	10,723
Management fees and covenants not to compete	—	—	—	4,240	1	4,241
Impairment of assets	—	—	—	—	—	—
Total costs and expenses	59,567	372	59,939	230,356	1,622	231,978
Operating income	5,356	(371)	4,985	8,401	(1,622)	6,779
Interest expense	315	(1)	314	2,680	—	2,680
Accrued dividends and accretion on mandatorily redeemable preferred stock	—	—	—	5,759	—	5,759
Write off of deferred loan costs on early extinguishment of debt	—	—	—	1,288	—	1,288
Income (loss) before income taxes and accrued dividends and accretion on mandatorily redeemable preferred stock	$5,041	$(370)	$4,671	$(1,326)	$(1,622)	$(2,948)

	Thirteen week periods ended			Fifty two week periods ended
	December 25, 2004			December 25, 2004
	Preliminary	Adjustments		Preliminary	Adjustments
Revenues	100.0%	—	100.0%	100.0%	—	100.0%
Restaurant operating costs
Food and beverage	29.1%	—	29.1%	29.7%	—	29.7%
Labor	30.1%	—	30.1%	31.4%	—	31.4%
Operating	14.9%	—	14.9%	14.7%	—	14.7%
Occupancy	8.4%	0.4%	8.8%	8.5%	0.5%	9.0%
Total restaurant operating costs	82.4%	0.4%	82.8%	84.4%	0.5%	84.8%

(1)         As reported by the Company on March 2, 2005 in a press release titled “McCormick & Schmick’s Seafood Restaurants, Inc. Reports Preliminary Unaudited Fourth Quarter Operating Results”, and  filed with the SEC on March 2, 2005 (Form 8-K).

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Preliminary Selected Financial Data (1) to Actual Selected Financial Data

(In thousands)

	Thirteen week periods ended December 27, 2003			Fifty two week periods ended December 27, 2003
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated

Revenues	$54,131	—	$54,131	$196,717	—	$196,717
Restaurant operating costs
Food and beverage	15,877	—	15,877	57,959	—	57,959
Labor	16,583	—	16,583	61,644	—	61,644
Operating	8,077	—	8,077	29,244	—	29,244
Occupancy	4,316	268	4,584	15,829	1,061	16,890
Total restaurant operating costs	44,853	268	45,121	164,676	1,061	165,737
General and administrative expenses	3,686	—	3,686	9,769	—	9,769
Restaurant pre-opening costs	364	38	402	1,110	109	1,219
Depreciation and amortization	2,597	46	2,643	9,675	178	9,853
Management fees and covenants not to compete	639	—	639	2,550	—	2,550
Impairment of assets	1,513	—	1,513	1,513	—	1,513
Total costs and expenses	53,652	352	54,004	189,293	1,348	190,641
Operating income	479	(352)	127	7,424	(1,348)	6,076
Interest expense	766	—	766	3,069	—	3,069
Accrued dividends and accretion on mandatorily redeemable preferred stock	951	—	951	1,901	—	1,901
Write off of deferred loan costs on early extinguishment of debt	2,313	—	2,313	2,313	—	2,313
Income (loss) before income taxes and accrued dividends and accretion on mandatorily redeemable preferred stock	$(3,551)	$(352)	$(3,903)	$141	$(1,348)	$(1,207)

	Thirteen week periods ended December 27, 2003			Fifty two week periods ended December 27, 2003
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated
Revenues	100.0%	—	100.0%	100.0%	—	100.0%
Restaurant operating costs
Food and beverage	29.3%	—	29.3%	29.5%	—	29.5%
Labor	30.6%	—	30.6%	31.3%	—	31.3%
Operating	14.9%	—	14.9%	14.9%	—	14.9%
Occupancy	8.0%	0.5%	8.5%	8.0%	0.6%	8.6%
Total restaurant operating costs	82.9%	0.5%	83.4%	83.7%	0.6%	84.3%

(1)         As reported by the Company on March 2, 2005 in a press release titled “McCormick & Schmick’s Seafood Restaurants, Inc. Reports Preliminary Unaudited Fourth Quarter Operating Results”, and  filed with the SEC on March 2, 2005 (Form 8-K).

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures to GAAP Measures

(In thousands, except per share data)

Non-GAAP Diluted Earnings Per Share

Management believes that adjusting earnings per share for certain significant and non-recurring costs, including those related to the Company’s initial public offering and accounting for deferred tax assets in 2004 and 2003, provides management comparative metrics to analyze the historical financial performance of the Company’s operations.

	Thirteen week periods ended		Fifty two week periods ended
	December 25, 2004	December 27, 2003	December 25, 2004	December 27, 2003
		Restated		Restated

Net income (loss)	$7,644	$(2,400)	$703	$(4,362)
Income tax expense (benefit)	(2,973)	(1,503)	(3,651)	1,323
Write off of deferred loan costs and early extinguishment of debt (1)	—	2,313	1,288	2,313
Accrued dividends and accretion on mandatorily redeemable preferred stock (2)	—	951	5,759	3,733
Interest expense	314	766	2,680	3,069
Management fees and covenants not to compete (2)	—	639	4,241	2,550
General and administrative (3)	—	1,200	—	1,200
Non-GAAP interest expense (4)	(250)	(250)	(1,000)	(1,000)
Non-GAAP income before income tax expense	4,735	1,716	10,020	8,826
Non-GAAP income tax expense (5)	1,468	532	3,106	2,736
Non-GAAP net income	$3,267	$1,184	$6,914	$6,090
Non-GAAP diluted shares (6)	13,896	13,896	13,896	13,896
Non-GAAP diluted earnings per share	$0.24	$0.09	$0.50	$0.44

(1)       Costs associated with replacement of the Company’s credit facility with a facility with more advantageous terms.

(2)       Nonrecurring items incurred in connection with the Company’s reorganization and initial public offering.

(3)       The Company recognized a $1.2 million charge in 2003 for the settlement of a labor legal claim.

(4)       Pro forma interest expense reflects an average debt balance of $15.0 million, which is reflective of the post initial public offering average debt balance, subject to a 5.8% interest rate, coupled with capital lease interest and unused credit line fees.

(5)       Calculated as (1-t) where t equals a normalized income tax rate of 31.0%.  The effective tax rate in 2004 and 2003 was (123.8%) and 109.6%, respectively.  The effective tax rates in 2004 and 2005 were significantly impacted by changes in the valuation allowance with respect to deferred tax assets, the accrued dividends and accretion on mandatorily redeemable preferred stock which is not deductible for income taxes, and in 2004 by FICA Tip Credits.

(6)       Average number of weighted shares outstanding during the fourth quarter of 2004.